Exhibit 10.2

AMENDMENT NO. 2

TO THE

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 (the “2nd Amendment”), dated 12, 2009, is entered into by and between Hudson Holding Corp., a Delaware corporation (the “Company”), and Keith R. Knox (the “Employee”), for the purpose of amending the terms of that certain Employment Agreement, dated January 1, 2007 (the “Agreement”) and the Amendment No. 1 to the Employment Agreement, dated May 19, 2008 (1st Amendment).

WHEREAS, the Company and Employee desire to amend, modify and clarify the Agreement, and supersede and replace the 1st Amendment, as set forth in this 2nd Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Agreement and 1st Amendment and agree as follows:

1. All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

2. Section 5(b) of the Agreement is hereby replaced in its entirety as follows:

(b) Annual Bonus.

(i)	In the event the Company’s annual consolidated pretax earnings, as determined in accordance with generally accepted accounting principles and reported in the Company’s Form 10-K (the “Company’s Earnings”), are positive for any fiscal year the Company shall pay Employee annual bonus compensation (the “Annual Bonus”) in an amount equal to 4% of the Company’s Earnings for such fiscal year.

(ii)

A prorated portion of the Annual Bonus shall be payable quarterly (the “Quarterly Payment”) in the event quarterly and year to date consolidated pretax earnings (the “Quarterly Earnings”) are positive and after deducting any bonus payments made hereunder in the current fiscal year. All Quarterly Payments are subject to a holdback of 25% (the “Holdback”) of the Quarterly Payment due Employee. In the event the Quarterly Earnings are not positive calculated on a year to date basis, no Quarterly Payment shall be made and payment of the Annual Bonus, if any, shall be deferred until completion of the fiscal year. Adjustment will be made to the Annual Bonus at year end to reflect any quarters subsequent to Quarterly Payments where Quarterly Earnings are not positive calculated on a year to date basis. Payment of the Annual Bonus at the end of the fiscal year shall be paid upon the filing of the Form 10-K and the payment of a Quarterly Payment, when due, shall be made within forth five (45) days of the completion of the fiscal quarter. To the extent the Annual Bonus is due to Employee at the completion of the fiscal year (including the Holdback), such payment shall be less any Quarterly Payments received by Employee during the fiscal year. To the extent that any payment received by the Employee in a fiscal year is in excess of the Annual Bonus due for such fiscal year, such excess amount shall be credited against the amount due to Employee for the Annual Bonus for the succeeding fiscal year. In the event that Employee is entitled to a Termination payment under Section 13 hereunder, any Quarterly Payments that are an overpayment of the Annual Bonus prior to the Termination Payment will be deducted.”

3. Section 13 of the Agreement is replaced in its entirety as follows:

“13.	Termination For Cause/ Termination For Good Reason.

(a) The Company may terminate the employment of Employee under this Agreement only for Cause (as hereinafter defined), Disability or the death of the Employee during the Agreement Term.

(i) Upon such termination for Cause, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee his Salary, reimbursable expenses and benefits owing to the Employee through the date of termination and any Annual Bonus (or Quarterly Payment) due and not yet paid as of the Termination Date.

(ii) Upon any termination without Cause or Employee’s termination or resignation for Good Reason, Employee will be paid in a lump sum, less all appropriate withholding, within 30 days of the termination date, a termination payment (the “Termination Payment”). The Termination Payment will be equal to (1) all unpaid Compensation under section 5 of the Agreement, and any amendments thereto, including Salary, and Car Allowance, that was not received by the Employee, for each calendar year, or portion thereof, from the Termination Date through the Agreement Term; (2) a payment equal to the cost of COBRA premiums for medical insurance that were not received by the Employee for each calendar year, or portion thereof, from the Termination Date through the Agreement Term and (3) any Annual Bonus (or Quarterly Payment) due and not yet paid as of the Termination Date.

(b) As used herein, the term “Cause” shall mean:

(i) a material breach or material default by Employee of the terms of (A) this Agreement (except any such breach or default that is caused by the Disability or death of Employee), which breach or default remains uncured after twenty (20) days following Employee’s receipt from the Company of written notice specifying such breach or default or (B) any material policy of the Company (including, without limitation, the Company’s policies with respect to insider trading and other trading activities);

(ii) gross negligence or willful misconduct by Employee or the breach of a fiduciary duty of Employee to the Company in the performance of his duties hereunder;

(iii) the commission by Employee of an act of fraud, embezzlement or any other crime by Employee in the performance of his duties as an employee hereunder;

(iv) conviction of Employee of a felony or any other crime that could materially interfere with the performance of Employee’s duties hereunder or materially damages the reputation of the Company;

(v) failure to hold and maintain in full force and effect during the term of this Agreement, all licenses required by the NASD, all applicable self regulatory organizations, and all federal and state securities and other laws necessary to perform services to the Company as contemplated by this Agreement.

(c) As used herein, the term “Good Reason” is defined as any of the following events which are not cured by Company within twenty (20) days after receipt of written notice of termination from Employee based on: (i) reduction in the Employee’s (then) current Salary; (ii) diminution, reduction or other adverse change in the Annual Bonus, Quarterly Payment, or other incentive compensation opportunities available to the Employee; (iii) a change in the Employee’s title subordinate to the title of President or a significant diminution of the Employee’s title, position, authority or responsibility; (iv) assignment to the Employee of duties incompatible with the position of President; (v) a determination by a court that there has occurred a material breach by the Company of any provision of this Agreement, or any amendments thereto, which is not remedied within 20 days after receipt by the Company of written notice from Employee; or (vi) a Change in Control as defined in Section 14.

(d ) Employee shall not be required to mitigate the amount of the Termination Payment called for by Section 13, or any other payments or benefits due under this Agreement, by seeking other employment.”

“

4. Section 14 of the Agreement is replaced in its entirety as follows:

“14.	Change of Control.

(a) In the event that there occurs a “Change of Control” (as defined below) during the term of this Agreement and as a result thereof the Employee resigns for Good Reason (as defined in Section 13(c)(vii) above), or this Agreement is terminated, the Company expressly agrees that upon such resignation or termination, the Company shall pay to the Employee the Termination Payment set forth in Section 13 above. As used herein, the term “Change of Control” shall mean, either

(i)	any Person, or “group” as defined in section 13(d)(3) of the Securities Exchange Act of 1934, becomes, directly or indirectly, the Beneficial Owner of 50% or more of the combined voting power of the then outstanding securities of the Corporation that are entitled to vote generally for the election of the Corporation’s directors (the “Voting Securities”) (other than as a result of an issuance of securities by the Corporation approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made).

(ii)	as the direct or indirect result of, or in connection with, a reorganization, merger, share exchange or consolidation (a “Business Combination”), a contested election of directors, or any combination of these transactions, Continuing Directors cease to constitute a majority of the Corporation’s board of directors, or any successor’s board of directors, within two years of the last of such transactions;

(iii)

the shareholders of the Corporation or the Corporation approve a Business Combination, unless immediately following such Business Combination, (1) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Business Combination Beneficially Own more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Corporation through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (ii) no Person and any Affiliate and any employee benefit plan or related trust of the Corporation or the Corporation resulting from such Business Combination) Beneficially Owns 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the Corporation resulting from such Business Combination are Continuing Directors.”

5. Section 15 of the Agreement is replaced in its entirety as follows:

“15.	Remedy.

(a) It is mutually understood and agreed that Employee’s services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages or in an action at law. Accordingly, in the event of any breach of this Agreement by Employee, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to damages the Company may be entitled to recover.

(b) In the event of any dispute, controversy or claim arising under this Agreement, the court or arbitration panel that decides the dispute, controversy or claim has the right and power to award to the prevailing party recovery of any or all costs of the legal proceeding (whether in court or in arbitration), interest on any amount awarded from the date due, and reasonable attorneys’ fees and expenses. “

6. The Company agrees that upon any termination of Employee’s employment that within three days it will in good faith issue an opinion letter that will remove all restrictions on any stock he owns in the Company.

6. This 2nd Amendment supersedes in its entirety the 1st Amendment. Except as specifically set forth in this 2nd Amendment, the Agreement will remain unmodified and in full force and effect except as so amended herein.

7. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey. This Amendment may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

8. By its signature below, the Company represents and warrants that this amendment has been approved by the Company through its Board of Directors.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

HUDSON HOLDING CORP.

By:

Name:
Title:

EMPLOYEE

Keith R. Knox